EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 15, 2008 - Atlantic American Corporation (Nasdaq- AAME) today reported income from continuing operations for the first quarter ended March 31, 2008 of $424 thousand or nil per diluted share, compared to net income of $416 thousand or nil per diluted share in the first quarter of 2007. Total revenue for the first quarter of 2008 decreased to $25.9 million, a decrease of 8.4% from 2007 first quarter revenue of $28.3 million. Premiums for the first quarter of 2008 decreased 8.2% to $23.0 million from $25.1 million for the comparable quarter in 2007. The decrease in premiums for the quarter was primarily attributable to the continued competitive pricing environment particularly in the specialty property and casualty lines of business. The net loss for the first quarter ended March 31, 2008 was $1.7 million or $0.10 per diluted share, compared to net income of $851 thousand or $0.02 per diluted share for the first quarter of 2007. Discontinued operations, composed of the Company’s regional property and casualty companies which were disposed of on March 31, 2008, contributed a loss of $2.2 million or $0.10 per diluted share for the quarter ended March 31, 2008 compared to income of $435 thousand or $0.02 per diluted share for the comparable quarter in 2007.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated “This first quarter of 2008 has been extremely busy for us. The sale of our regional property and casualty companies that was announced late in 2007 was completed on March 31, 2008. As we work through the transition of those companies to their new owner, The Columbia Insurance Group; we have also become more focused in our niche property and casualty and life and health lines of business.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of March 31, 2008
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Insurance premiums	$ 23,032	$ 25,088
Investment income	2,690	2,896
Realized investment gains (losses), net	24	(3)
Other income	157	306
Total revenue	25,903	28,287
Insurance benefits and losses incurred	13,918	15,393
Commissions and underwriting expenses	8,309	8,741
Interest expense	927	1,030
Other	2,028	2,232
Total benefits and expenses	25,182	27,396
Income from continuing operations before income taxes	721	891
Income tax expense	297	475
Income from continuing operations	424	416
(Loss) income from discontinued operations, net of tax	(2,166)	435
Net income	$ (1,742)	$ 851
Basic income (loss) per common share:
Income from continuing operations	$ -	$ -
(Loss) income from discontinued operations	(0.10)	0.02
Net (loss) income	$ (0.10)	$ 0.02
Diluted income (loss) per common share:
Income from continuing operations	$ -	$ -
(Loss) income from discontinued operations	(0.10)	0.02
Net (loss) income	$ (0.10)	$ 0.02

Selected Balance Sheet Data	March 31, 2008	December 31, 2007
Total investments	$ 175,128	$ 178,059
Assets of discontinued operations	-	196,154
Total assets	292,106	458,254
Insurance reserves and policy funds	125,090	128,078
Debt	44,988	53,988
Liabilities of discontinued operations	-	152,347
Total shareholders' equity	84,150	87,794
Book value per common share	2.92	3.09